EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


                                           Jurisdiction of           Percentage
               Name                         Incorporation            Ownership

Hyde International Services, Ltd.            Hong Kong                  100%

Hyde, Inc.                                   Maine                      100%

Saucony Canada, Inc.(1)                      Ontario                     85%

Saucony UK, Inc.(1)                          Massachusetts              100%

Saucony Sports, B.V.(1)                      Netherlands                100%

Saucony SP Pty. Ltd.(1)                      Australia                  100%

Saucony Deutschland Vertriebs GmbH(1)        Germany                    100%

QR Divestiture, Inc.(2)                      Delaware                   100%



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(1)Does business as "Saucony."
(2)Formerly known as Quintana Roo, Inc.